EXHIBIT 16.1

Cordovano and Honeck LLP
88 Inverness Circle E., Bldg. M-103
Englewood, CO 80112

March 5, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We were previously the principal accountants for Blastgard International, Inc., and we reported on the financial statements of Blastgard International, Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007. We have not provided any audit services to Blastgard International, Inc. since the audit of the December 31, 2008 financial statements. We did conduct quarterly reviews on the interim financial statements of Blastgard International, Inc. through September 30, 2009.Effective February 8, 2010, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated March 5, 2010. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

Mr. Cole Honeck, CPA
Cordovano and Honeck LLP
Certified Public Accountants
Englewood, CO